(EXHIBITS 5.1 and 23.2)

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

OPINION OF DAVIS POLK & WARDWELL LLP

May 14, 2019

S&P Global Inc.

55 Water Street

New York, New York 10041

(212) 438-1000

Ladies and Gentlemen:

S&P Global Inc., a New York corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) 6,750,000 shares of common stock, $1.00 par value per share (the “Common Stock”) under the S&P Global Inc. 2019 Stock Incentive Plan and (ii) 250,000 shares of Common Stock under the S&P Global Inc. Amended and Restated Director Deferred Stock Ownership Plan (collectively, the “Plans”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

On the basis of the foregoing, we are of the opinion that the Common Stock issuable under the Plans has been duly authorized and, when and to the extent issued pursuant to the Plans upon receipt by the Company of the consideration for the Common Stock specified therein, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP